As filed with the Securities and Exchange Commission on   October 14,  2011
Registration No. 333- 175881

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eCampusCash Inc.
(Exact name of registrant as specified in its charter)

NEVADA	7379	27-3204290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

eCampusCash Inc. 4445 Overland Ave. Culver City CA 90230 800-385-3602
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Robert J. Zepfel	Bimal Raj Merchant, Esq.
Haddan & Zepfel LLP	Merchant Law Firm PLLC
500 Newport Center Drive, Suite 580	1400 E. Southern Avenue, Suite 620
Newport Beach, CA 92660	Tempe, Arizona 85282
Phone: (949) 706-6000	Phone: (480) 347-1250
Fax: (949) 706-6060	Fax: (480) 347-1201

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional Class A Common Stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

No exchange or over-the-counter market exists for our shares.  The offering price was established by management and does not reflect market value, assets or any established criteria of valuation.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

Prospectus

eCampusCash Inc.
20,000,000 Shares of Class A Common Stock

This is the initial public offering of the Class A Common Stock of eCampusCash Inc.  We are registering a total of 20,000,000 shares (the “Shares”) of our Class A Common Stock for sale.  There is no minimum number of shares that must be sold by us for the offering to proceed, and any proceeds from the sale of  shares will be immediately available to us. There is no minimum number of shares required to be purchased by each investor.  The offering of shares by the Company is being made on a self-underwritten, “best efforts” basis, and the shares will be sold on our behalf by our officers. They will not receive any commissions or proceeds from the offering for selling the shares on our behalf. All of the shares being registered for sale will be sold at a price per share of $.50 per share for the duration of the offering.

We will attempt to have the shares quoted on the Over the Counter-Bulletin Board (“OTCBB”), operated by FINRA (the Financial Industry Regulatory Authority).  There is no assurance that the Shares will ever be quoted on the Bulletin Board.  To be quoted on the Bulletin Board, a market maker must apply to make a market in our Class A Common Stock.  As of the date of this Prospectus, we have not made any arrangement with any market makers to quote our shares.

The shares being offered by the Company will be offered for a period of two hundred and seventy (270) days from the original effective date of this Prospectus..

We have two classes of authorized common stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to one vote per share, while each share of Class B Common Stock is entitled to 100 votes per share and is convertible at any time into one share of Class A Common Stock. If all 20,000,000 shares of Class A Common Stock offered are sold, the holders of the Class B Common Stock will still control over 90% of the voting power of the Company.

eCampusCash Inc. is a development stage company and currently has limited business operations.  Any investment in the Shares offered herein involves a high degree of risk.  You should only purchase Shares if you can afford a complete loss of your investment.  Our independent auditors have issued an audit opinion for eCampusCash Inc., which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

Before investing, you should carefully read this prospectus and, particularly, the risk factors section, beginning on page 4, including information regarding penny stock rules, to which our stock will be subject.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________________.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy shares of our Class A Common Stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our Class A Common Stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," and "Company" refer to eCampusCash Inc., a Nevada corporation.  "Class A Common Stock" refers to the Class A Common Stock, par value $0.001 per share, of eCampusCash Inc.

The Company. eCampusCash Inc. is a localized e-commerce coupon marketplace focused on college campuses and surrounding areas. We connect local merchants to college students, faculty and employees by allowing them to offer goods and services at a discount.  We have generated limited revenues since our inception on August 9, 2010. From our inception through June 30, 2011, we had  revenues of $2,536, and a cumulative net loss of  $237,929.  We had a stockholders' deficit accumulated during the development stage of $15,185 as of June 30, 2011.  As of   June 30, 2011 we had cash on hand of $ 51,960.   We believe we can continue our operations for approximately the next 9 months if no additional financing is raised, with loans to us from shareholders and from our President, Kishore Mamillapalli, who has committed to arrange financing  up to an additional  $200,000, if necessary. If we are unable to raise sufficient working capital, we will be restricted in the implementation of our business plan.  If this were to happen, the value of our securities would diminish and we may be forced to change our business plan.   If we raise an adequate amount of working capital to implement our business plan, we anticipate incurring net losses until we obtain a sufficient number of customers to support our expenses and startup costs, if ever. Our principal executive offices are located at 4445 Overland Ave., Culver City, California 90230, and our telephone number is 800-385-3602.

We have no history of revenues, have experienced losses since inception, have had only limited operations, and have been issued a “going concern” opinion by our auditors.  We rely upon the sale of our securities and interim loans from our shareholders to fund operations; however, there can be no assurance that either of these sources of financing will be available in the near future, if at all.

The Business. We developed and launched a college-oriented, internet-based coupon service after performing our pilot launch in the Southern California area. Our premise is that existing options for coupon services around college campuses are insufficient and unable to achieve market penetration among internet savvy college students. We believe that only a fraction of the target market is aware of coupons currently available, and many of those rarely utilize them because of poor distribution and functionality. Aside from general market coupons, coupons directed to college students are traditional paper booklets or poorly functioning websites.  With almost all American college students spending a substantial portion of their time online, we plan to capitalize on this by establishing a simple, yet powerful, website for them to log onto in order to find local deals around their college campus.

Our product can change daily to provide our members with constant discounts and coupons that are timely and useful.  We allow our advertisers to continuously update and refine their coupons and advertising as they receive ongoing critical feedback from their users/members. In this way, our advertisers are able to monitor usage and trends, and react by modifying coupons, discounts and advertising to better address their markets.

This is a summary and the information is selective. It does not contain all information that may be important to you. The summary highlights the more detailed information and financial statements appearing elsewhere in this document. It is only a summary. We urge you to read the entire prospectus carefully.

THE OFFERING

The following is a brief summary of this offering:

Class A Common Stock offered:	20,000,000
Class A Common Stock to be outstanding after this offering (if 20,000,000 shares are sold)	54,427,668
Class B Common Stock to be outstanding after this offering	5,000,000
Total Shares of Common Stock to be outstanding after this offering	59,427,668

Offering price per share	We will sell our shares at $.50 per share.

Termination of the Offering
The offering will conclude when all of the 20,000,000 shares of Class A Common Stock have been sold. In any event, the offering shall be terminated no later than 270 days from the effective date of the Registration Statement of which this Prospectus is a part.

Use of Proceeds
We expect our net proceeds from this offering will be approximately $9,920,000, assuming sale of all 20,000,000 shares of Class A Common Stock offered in this Prospectus. To the extent that fewer than 20,000,000 shares are sold, the net proceeds will be reduced. We plan to use the net proceeds to us from this offering for working capital and other general corporate purposes, which may include the acquisition of other businesses, products or technologies; however, we do not have any commitments for any acquisitions at this time. See "Use of Proceeds."

Risk Factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A Common Stock.

SUMMARY FINANCIAL DATA

The following table provides summary financial statement data as of the period from inception (August 9, 2010) through   June 30, 2011.   The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.  The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus, and the statements and related notes included in this prospectus.

Balance Sheet Data:	As of June 30, 2011

Cash	$51,960
Total Assets	$255.092
Total Liabilities	$270,277
Total Stockholders’ (Deficit)	$(15,185)
Accumulated Deficit	$(237,929)

Summary Operating Data:	Inception (August 9, 2010) to June 30, 2011

Total Revenue	$2,536
Research and Development Expenses	$(97,821)
General and Administrative Expenses	$(88,286)
Total Net Loss	$(237,929)

RISK FACTORS

An investment in our Class A Common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus before deciding whether to purchase our Class A Common Stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our Class A Common Stock.

RISKS ASSOCIATED WITH OUR COMPANY AND OUR BUSINESS

1.  We need to continue as a going concern if our business is to succeed. If we do not, we will go out of business.

Our independent accountant's report to our audited financial statements for the period ended March 31, 2011 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report are our accumulated deficit since inception, our failure to attain profitable operations and our dependence upon obtaining adequate financing to pay our liabilities. Our financial statements do not include any adjustments that might result in the event we are unable to continue as a going concern .    If we are not able to continue as a going concern, it is likely investors will lose their investments.

2.  As a start-up or development stage company, an investment in eCampusCash Inc is a high risk investment and you could lose your entire investment.

We have only recently commenced operations and, therefore, we are considered a "start-up" or "development stage" company. We will incur significant expenses in order to implement our business plan. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated developmental expenses, advertising and marketing costs, employment costs, and programming expenses. We cannot assure you that our proposed business plan as described in this prospectus will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

3.  We require additional financing to survive. If we do not obtain additional financing, our business will fail.

Our current operating funds are less than necessary to complete all intended objectives in our 12 month plan of operations, and therefore we will need to obtain additional financing in order to complete our business plan. As of June 30, 2011, we had cash in the amount of $51,960.  Through that date we generated minimal revenues.

Our business plan calls for a substantial amount of capital for the development of our website as well as an effective marketing campaign.  We do not currently have sufficient funds to fulfill these objectives and require additional financing in order to fully execute our business plan. We will also require additional financing if the projected costs of the 12 month plan of operations is greater than anticipated.

We will require additional financing to sustain our business operations if we are not successful in earning revenues once we initiate our business plan and our initial marketing campaign is complete.  We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our business model and general market conditions.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

The most likely source of future funds presently available to us is through this offering and possible future sales of equity capital. Any sale of equity capital will result in dilution to existing shareholders.

4.  The success of the Company depends heavily on Kishore Mamillapalli and his relationships in the industry.

The success of the Company will depend on the abilities of Kishore Mamillapalli, our President, Chief Executive Officer, and Director, and Douglas K. Haustein, our Chief Operating Officer, to generate business from their existing contacts and relationships.  The loss of Mr. Mamillapalli or Mr. Haustein would have a material adverse effect on the business, results of operations (if any) and financial condition of the Company.  In addition, the loss of Mr.  Mamillapalli or Mr. Haustein may force the Company to seek a replacement or replacements, who may have less experience, fewer contacts, or less understanding of the business.  Further, we can make no assurances that we will be able to find a suitable replacement for Mr.  Mamillapalli or Mr. Haustein, which could force the Company to curtail its operations and/or cause any investment in the Company to become worthless.

We do not have “key person” insurance coverage for the loss of Mr.  Mamillapalli or Mr. Haustein. The departure of Mr. Mamillapalli or Mr.  Haustein could have negative adverse effects on our business and cause it to fail.

5. We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements, and we may not be able to absorb such costs.

We may incur significant costs associated with the reporting requirements for a public company, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

6. The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements, such as those imposed by Sarbanes-Oxley Act of 2002. Our management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment in our company.

7.  Kishore Mamillapalli will continue to exercise substantial control over the Company after this offering, which may conflict with your interests.

The Company has two classes of Common Stock outstanding, Class A and Class B, and each share of Class B Common Stock has 100 votes per share. Kishore Mamillapalli, the President of the Company, beneficially owns all 5,000,000 shares of Class B Common Stock and 21,501,000 shares of Class A Common Stock. Accordingly, at present Kishore Mamillapalli controls over 97% of the voting power of the corporation. Even if the Company were to sell all 20,000,000 shares offered, Mr.  Mamillapalli will continue to control over 94% of the voting power. As a result of this stock ownership, Kishore Mamillapalli will continue to control the vote on all matters submitted to a vote of our shareholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and the approval of significant corporate transactions. This consolidation of voting power will allow him to operate the Company and approve transactions that are opposed by a substantial majority of the independent stockholders, and could also delay, deter or prevent a change in control of eCampusCash Inc. that might be otherwise beneficial to shareholders.

8.  We lack an operating history and we expect to have losses in the future.

We have no significant operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon the following:

a)	our ability to establish and maintain a functional website;
b)	our ability to attract and retain advertisers;
c)	our ability to attract college students and others to our website;
d)	competition from other coupon providers, both traditional and on the internet; and
e)	our ability to attract suitable employees.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the setting up and initial marketing of our company. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

9.  Our industry is highly competitive.

The Company expects competition to intensify in the future. The Company expects to compete with numerous advertising and coupon companies already existing in the marketplace, many of which have substantially greater financial, managerial and other resources than those presently available to the Company  Many well-established companies are focusing significant resources on building and establishing coupon concepts that currently compete and will compete with the Company's business in the future.  The Company can make no assurance that it will be able to effectively compete with other coupon websites or that competitive pressures, including possible downward pressure on the coupon industry as a whole, will not arise. In the event that the Company cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures will have a material adverse effect on the Company’s business, results of operations and financial condition.

Our newest business initiative, eCampusCash Deals, will compete directly with Groupon, LivingSocial and similar “daily deal” services, although it will be focused solely on merchants around college campuses. These competitors have a significant advantage due to their capitalization and early market penetration.

10. Our business may be seasonal.

As our primary focus is on college students, our business may be subject to the academic year, generally September to June. As many colleges have very limited operations during the summer months, merchants in college towns may be unwilling to subscribe to our service during these periods. This would adversely impact our revenues for these periods.

11. If we fail to retain subscribers or acquire new subscribers, our revenue and business will be harmed.

We expect to spend significant approximately 25% of the offering proceeds on marketing efforts   to acquire subscribers. We must continue to retain and acquire subscribers that use our coupons in order to increase revenue and achieve profitability. We cannot assure you that the revenue or gross profit flowing from subscribers we acquire will ultimately exceed the cost of acquiring new subscribers. If consumers do not perceive our offers to be of high value and quality or if we fail to introduce new and more relevant deals, we may not be able to acquire or retain subscribers. If we are unable to acquire new subscribers who use our coupons in numbers sufficient to grow our business, or if subscribers cease to use our coupons, our customers (the merchants) may no longer advertise with us.

We believe that many of our new subscribers will originate from word-of-mouth and other referrals from existing subscribers, and therefore we must ensure that our existing subscribers remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing subscribers are not successful, we may not be able to acquire new subscribers in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new subscribers. A significant decrease in the level of usage or subscriber growth would have an adverse effect on our business, financial condition and results of operations.

12.  If we fail to retain existing merchants or add new merchants, our revenue and business will be harmed.

We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our marketplace. We do not have long-term arrangements to guarantee the availability of coupons that offer attractive quality, value and variety to consumers. We must continue to attract and retain merchants in order to increase revenue and achieve profitability. If new merchants do not find our marketing and promotional services effective, or if existing merchants do not believe that utilizing our products provides them with a long-term increase in customers, revenues or profits, they may stop offering coupons through our marketplace. In addition, we may experience attrition in our merchants in the ordinary course of business, resulting from several factors, including losses to competitors, merchant closures or bankruptcies. If we are unable to attract new merchants in numbers sufficient to grow our business, or if too many merchants are unwilling to offer products or services with compelling terms through our marketplace, our revenues will be adversely affected.

If our efforts to market, advertise and promote products and services from our existing merchants are not successful, or if our existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenues or profits, we may not be able to retain or attract merchants in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses or accept lower fees from merchants in order to attract new business. A significant increase in merchant attrition or decrease in merchant growth would have an adverse effect on our business, financial condition and results of operation.

13.  We rely on email and other messaging services to market our coupons, and any restrictions on the sending of emails or messages or a decrease in subscriber willingness to receive messages could adversely affect our revenue and business.

Our business will be highly dependent upon email and other messaging services. Coupons and deals offered through emails and other messages sent by us, or on our behalf by our affiliates, generate a substantial portion of our business. Because of the importance of email and other messaging services to our businesses, if we are unable to successfully deliver emails or messages to our subscribers or potential subscribers, or if subscribers decline to open our emails or messages, our revenue and profitability would be adversely affected. Actions by third parties to block, impose restrictions on, or charge for the delivery of, emails or other messages could also materially and adversely impact our business. From time to time, internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in the inability of email marketers to successfully deliver email messages or other messages to third parties. In addition, our use of email and other messaging services to send communications about our website or other matters may result in legal claims against us, which if successful might limit or prohibit our ability to send emails or other messages. Any disruption or restriction on the distribution of emails or other messages or any increase in the associated costs would materially and adversely affect our revenue and profitability.

14. Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our websites, so any significant disruption in service on our websites could result in a loss of subscribers or merchants.

Subscribers access our deals through our websites. Our reputation and ability to acquire, retain and serve our subscribers are dependent upon the reliable performance of our websites and the underlying network infrastructure. As our subscriber base and the amount of information shared on our websites and applications continue to grow, we will need an increasing amount of network capacity and computing power. We expect to spend substantial amounts on equipment and related network infrastructure to handle the traffic on our websites and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our subscriber base or the amount of traffic on our websites and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our websites and applications, and prevent our subscribers from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential subscribers and merchants, which could harm our operating results and financial condition.

15. We are not subject to SEC requirements concerning effectiveness of our disclosure controls or internal controls over financial reporting.

We  have not assessed the effectiveness of our disclosure controls or procedures or our internal controls over financial reporting, which poses the risk that our disclosure controls and internal controls over financial reporting may not be effective. Also, we  will not be required to provide management’s report on the effectiveness of our internal controls over financial reporting until our second annual report. We will also be exempt from the auditor attestation requirements concerning any such report so long as we  remain a “smaller reporting company.”

Risks Relating To the Company’s Securities and the Offering

16. We may never pay any dividends to shareholders.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

17. The offering price of the Class A Common Stock was determined solely by the Company.

The offering price was determined by our Board of Directors, without any third party valuation or appraisal, and therefore should not be used as an indicator of the future market price of the Class A Common Stock. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

18. You will experience dilution of your ownership interest because of past and future issuance of additional shares of our common stock.

Because our existing investors paid substantially less than the initial public offering price when they purchased their shares, new investors will incur immediate and substantial dilution in their investment.

Investors purchasing shares of Class A common stock in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that new investors pay will be substantially greater than the net tangible book value per share of the shares acquired. This dilution is due in large part to the fact that our existing investors paid substantially less than the initial public offering price when they purchased their shares of Class A common stock. In addition, upon the completion of this offering, there will be options to purchase 13,000,000 shares of our Class A common stock outstanding, based on the number of options outstanding on June 30, 2011. To the extent such options are exercised in the future, there will be further dilution to new investors.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present shareholders. We are currently authorized to issue an aggregate of 125 million shares of capital stock, consisting of 95 million shares of Class A Common Stock, 5 million shares of Class B Common Stock, and 25 million shares of Preferred Stock.  As a result, our Board of Directors has the ability to issue a large number of additional shares of Class A Common Stock without shareholder approval, which if issued could cause substantial dilution to our then shareholders.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

19. We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on direct participation basis, rather than through underwriters or broker-dealers.

We are offering the shares of Class A Common Stock on a direct participation basis. No individual, firm, or corporation has agreed to purchase any of the offered shares. We cannot guarantee that any or all of the shares will be sold. We do not plan to use a dealer-broker, even though a dealer-broker may have more experience, resources or contacts to more effectively achieve the sale of shares. We might not have enough proceeds to defray offering expenses or to provide the minimum proceeds necessary to finance our business plan.  There is no required minimum amount of Class A Shares that must be sold in this offering. As a result, potential investors will not know how many shares of our Class A Common Stock will ultimately be sold and the amount of proceeds the Company will receive from the offering. If the Company sells only a few shares of Class A Common Stock, potential investors may end up holding shares in a company that hasn't received enough proceeds from the offering to finance an expansion of its operations and which has no market for its shares.

20. Our Class A Common Stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

21. There is no assurance of a public market or that our common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment. We intend to register our Class A Common Stock under the Securities Exchange Act of 1934 shortly following the effective date of the Registration Statement of which this Prospectus is a part.

22. State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell shares.

Secondary trading in our Class A Common Stock may not be possible in any state until the Class A Common Stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Class A Common Stock in any particular state, the Class A Common Stock cannot be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Class A Common Stock, the liquidity for the Class A Common Stock could be significantly impacted.

23. Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges, and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because our directors are not independent directors, we do not currently have independent audit or compensation committees. As a result, our directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, Directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of Directors and Executive Officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

24. The shares offered by the Company through this offering will be sold without an underwriter and we may be unable to sell any shares.

This offering is being conducted on a “best-efforts” basis, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our officers and directors, who will receive no commissions.  They will offer the shares to friends, relatives, acquaintances and business associates; however, there is no guarantee that they will be able to sell any of the shares.  There is no minimum number of shares that must be sold for the offering to proceed.

25. There is no public market for our securities at present. If there is a market for our securities in the future, such market may be volatile and illiquid.

There is currently no public market for our Class A Common Stock. In the future, we hope to quote our securities on the Over-The-Counter Bulletin Board (“OTCBB”). If there is a market for our Class A Common Stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1)	actual or anticipated variations in our results of operations;
(2)	our ability or inability to generate new revenues;
(3)	the number of shares in our public float;
(4)	increased competition; and
(5)	conditions and trends in the market for internet-based coupons.

Furthermore, if our Class A Common Stock becomes quoted on the OTCBB in the future, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our Class A Common Stock.  Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our Class A Common Stock.  Further, due to the limited volume of our shares which trade and our limited public float, we believe that our stock prices (bid, ask and closing prices) will be entirely arbitrary, will not relate to the actual value of the Company, and will not reflect the actual value of our Class A Common Stock.  Shareholders and potential investors in our Class A Common Stock should exercise caution before making an investment in the Company, and should not rely on the publicly quoted or traded stock prices in determining our Class A Common Stock value, but should instead determine the value of our Class A Common Stock based on the information contained in the Company's public reports, industry information, and those business valuation methods commonly used to value private companies.

26. If our Class A Common Stock is not approved for quotation on the OTC Bulletin Board, our Class A Common Stock may not be publicly traded, which could make it difficult to sell shares.

In order to have our Class A Common Stock quoted on the OTCBB, we will need to first have this Registration Statement declared effective; then engage a market maker to file a Form 15c2-11 with the Financial Industry Regulatory Authority ("FINRA"); and clear FINRA comments to obtain a trading symbol on the OTCBB. We have no agreements or arrangements in place with any market maker to file a Form 15c2-11.   Assuming we clear SEC comments and assuming we clear FINRA comments, we anticipate receiving a trading symbol and having our shares of Class A Common Stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of this Registration Statement.. If we are not cleared to have our securities quoted on the OTCBB and/or in the event we fail to obtain effectiveness of this Registration Statement, and are not cleared for trading on the Pink Sheets, there will be no public market for our Class A Common Stock and it could be difficult for our then shareholders to sell their shares of Class A Common Stock. As a result, the value of our Class A Common Stock will likely be less than it would otherwise, due to the difficulty shareholders may have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCBB and/or the Pink Sheets, it will be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our Class A Common Stock could become worthless.

27. We will have broad discretion in using our net proceeds from this offering, and the benefits from our use of the proceeds may not meet investors' expectations.

Our management will have broad discretion over the allocation of our net proceeds from this offering as well as over the timing of their use without shareholder approval. We have not yet determined how the net proceeds of this offering to be received by us will be used, other than for working capital and other general corporate purposes. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of our net proceeds from this offering. Our failure to apply these proceeds effectively could cause our business to suffer.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the Class A Common Stock offered by us will be approximately $9,920,000, assuming sale of all 20,000,000 shares offered by the Company. If only 10,000,000 shares are sold, we anticipate that the net proceeds will be approximately $4,930,000, and if only 1,000,000 Shares are sold,  we anticipate that the net proceeds will be approximately $950,000.

The following table sets forth the estimated use of proceeds on the assumption of the sale of 10% of the offered shares, 50% of the offered shares, and 100% of the offered shares

	If 10% Sold	If 50% Sold	If 100% Sold

Offering Proceeds	$1,000,000	$5,000,000	$10,000.000
Offering Expenses	50,000	70,000	80,000
Net Proceeds	$950,000	$4,930,000	$9,920,000

Salaries	$380,000	$1,972,000	$3,968,000
Marketing Costs	$237,500	$1,232,500	$2,480,000
Office Costs	$95,000	$493,000	$992,000
Professional Fees	$47,500	$246,500	$496,000
Reserves	$190,000	$986,000	$1,984,000

Our expansion plans will depend on the amounts received. If offering proceeds are $500,000 or less, we will limit our marketing campaign to Southern California; if we receive $1,000,000 or more, we plan to extend our  reach to colleges in Northern California as well. If we raise approximately $5,000,000, our intention is to expand to colleges on the East Coast. If we raise more than $5,000,000, we plan to expand to colleges nationwide.

A portion of the proceeds may be used to pay accrued salaries of Kishore Mamillapalli, our President, and Douglas K. Haustein, our Chief Operating Officer. These amounts are included under the entries “Salaries” in the table above. As described in the table, we intend to use the net proceeds to us from this offering for working capital, marketing, and other general corporate purposes, which may include the acquisition of other businesses, products or technologies; however, we do not have any commitments for any acquisitions at this time. We will have broad discretion in the way we use the net proceeds. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds and investment grade debt securities.

PLAN OF DISTRIBUTION

Shares Offered by the Company

This is a self-underwritten, or “best-efforts” offering.  This Prospectus permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares through a broker or dealer.  Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances, among others.  In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of an issuer's securities and not be deemed to be a broker-dealer.

Terms of the Offering

The shares of Class A Common Stock will be sold at the fixed price of $.50 per share until the completion of this offering.  There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable.

This offering commenced on the date the registration statement was declared effective (which also serves as the date of this Prospectus) and continues for a period of 270 days,  unless the offering is completed or otherwise terminated by us.

This offering has no minimum and, as such, we will be able to expend any of the proceeds received by us immediately

Procedures and Requirements for Subscription

If you decide to subscribe for any Shares in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check or certified funds to us.  Subscriptions, once received by the Company, are irrevocable.

BUSINESS

Introduction

eCampusCash Inc. is a localized e-commerce coupon marketplace focused on college campuses and surrounding areas. We connect local merchants to college students, faculty and employees by allowing them to offer goods and services at a discount. We developed and launched a nationwide college-oriented, internet-based coupon service after performing our pilot launch in the Southern California area. Our premise is that existing options for coupon services around college campuses are insufficient and unable to achieve market penetration among internet- savvy college students. We believe that only a fraction of the target market is aware of coupons currently available, and many of those rarely utilize them because of poor distribution and functionality. Aside from general market coupons, coupons directed to college students are traditional paper booklets or poorly functioning websites.  With almost all American college students spending a substantial portion of their time online, we plan to capitalize on this by establishing a simple, yet powerful, website for them to log onto in order to find local deals around their college campus.  Our objective is to become an essential part of everyday local commerce for students and local merchants.

Our product can change daily to provide our members with constant discounts and coupons that are timely and useful.  We allow our advertisers to continuously update and refine their coupons and advertising as they receive ongoing critical feedback from their users/members. In this way, our advertisers are able to monitor usage and trends, and react by modifying coupons, discounts and advertising to better address their markets.

Description of Our Coupon Offerings

eCampusCash. Our eCampusCash coupons are offered over our website, ecampuscash.com, and through email messages and cell phone text messages. Our service offers free discounts from local businesses near college campuses. These coupons can be redeemed for discounts on items such as dinners, pizza, clothes, books and more. A member visiting our website just locates his or her school from a drop-down menu, searches for deals from favorite businesses and restaurants, and can text or print as many coupons as desired. The member can print them and pass them out (or text them) to friends, broadening the potential distribution.

Our product offers both printable and SMS text message coupons, and we are currently developing our own iPhone app.  SMS coupons are part of our “green” effort to reduce paper waste, an approach very popular on college campuses.

Our product offers simple and robust search features. A student looking for pizza in his college town  simply types in the word “pizza” on the page devoted to his college, and coupons from various pizzerias appear. This is unlike traditional college coupon books, in which the student has to look manually through each offer. We offer instant results with our innovative system, which can provide online menus, a virtual tour, and maps and directions. If a student doesn’t see his favorite pizza place, we have a “Demand It Now” feature, which we respond to by approaching the merchant to offer discounts based on demonstrated demand.

At this point the bulk of our coupon offerings are concentrated around colleges in Southern California, including UCLA, USC, Cal State Northridge and Cal State Long Beach, although we have coupon offerings at merchants  in New Jersey and Massachusetts as well. Depending on the proceeds of this offering, we plan to expand throughout  California and then nationwide .

eCampusCash Deals. We are currently developing a separate, but complementary, program named “eCampusCash Deals.” eCampusCash Deals is a “daily deal” program in which subscribers receive, by email or text message, a “daily deal” with a very limited time availability. Similar to Groupon or LivingSocial, but targeted to students at a particular college, eCampusCash Deals will sell the student a coupon for specific goods or services at heavily discounted prices. A typical deal might offer a $10 coupon that can be redeemed for $20 in value at a restaurant, bookstore, yogurt shop, printshop, yoga studio, hair salon or other local merchant. Students purchase coupons from us and redeem them with our merchants. Our plan is to receive the revenue directly from the student, and then pay an agreed upon percentage of the purchase price to the featured merchant.

Attracting Merchants

 As all of our revenues come from merchants, we are focused on offering them a targeted, low-cost advertising medium. Generally, merchants pay us a fixed monthly fee to post coupons on our website. (A separate fee is required for each campus, with volume discounts available for multi-campus advertisers.)  To encourage first-time advertisers, we offer the merchants free a 30 day trial to evaluate our service and gauge consumer response.

A merchant who utilizes our service is entitled to post unlimited coupons on our website, and to modify the coupons (e.g. goods or services covered, discounts, other conditions) on a real-time basis to react to consumer behavior. Our website includes a simple, easy-to-use “coupon creator” feature so advertisers can design coupons simply and easily by merely uploading their logo and offering details. By entering a username and password, the merchant can instantly modify coupon offerings to tailor them to demand, local events, other advertising and to address consumer response.

We plan to solicit local merchants to participate in the eCampusCash program principally through the use of commissioned sales representatives. We plan to assign a specific marketing area to each sales representative, designating a precise geographic location surrounding a college. The representative will be permitted to solicit businesses in the assigned areas, and will receive commissions based on the businesses signed up.

Once a sales representative has signed up a merchant, the sales representative will assist the business owner in inputting the business’ information, and the system will create a temporary user ID and password. An e-mail then is sent to the business owner confirming the signup and instructing him or her to change the temporary password immediately. The sales representatives can also enter in the payment information for a business, if provided, or send a business an invoice. Each business will have a 30 day free trial. Upon request from the business owner, the  sales representative  can assist the owner in uploading logos and business information and  creating their first coupons, using the same easy-to-use coupon creator that the business will have available thereafter by entering their username and password. Sales representatives will be able to track all offers that have been generated by their businesses, and will be able “up sell” the businesses into premium features.

In addition, merchants can sign up directly through the website, so some of our marketing effort will be to direct merchants to our website, where signing up and designing coupons can be completed without further assistance.

Marketing

Our principal target market is college students.  While some students struggle to make ends meet, the majority of college students come from relatively affluent families and have significant disposable income. The typical college student is in his or her mid-twenties, either lives at home or on campus, and has a job. Many students no longer expect to complete college in four consecutive years, and many fluctuate between full-time and part-time study over a period of five to seven years. In general, the older the student, the more disposable income he or she generally has. Much of this can be explained by the changing demographics of today’s students, as less than half of college students are aged 18-21.

College students tend to be savvy, capable and influential consumers, balancing the rising cost of tuition with a work ethic, spending a fair portion of their considerable discretionary income on food and technology products, and holding considerable sway over the purchasing decisions of their peers. They depend heavily on Internet sources in choosing products and services.

We market through several platforms: email, our websites, our mobile applications and social networks. We also plan to utilize various online affiliates to display and promote our deals on their websites, although we have no arrangements in place as of yet. We also plan to use customer loyalty and reward programs to build brand loyalty and provide customers with incentives to act on the “daily deals” offered on eCampusCash Deals. We intend to intensively cross-market between eCampusCash.com and eCampusCash Deals.

Although the focus of our marketing is on college students, we believe our products will appeal to others in the college community, including college faculty and employees.

Email.    Our eCampusCash Deals program will be marketed principally be email and text message. Subscribers will receive a single email or text each day, with a full description of the deal, and may contains links to other offerings within a subscriber's market. A subscriber who clicks on a deal within the daily email is directed to our website to learn more about the deal and to purchase the coupon.

Websites.  Visitors are prompted to register as a subscriber when they first visit our website and thereafter use the website as a portal for coupons and our featured daily deals. Our website will also provide opportunities to engage with other subscribers.

Mobile Applications.    Consumers can also access our deals through our mobile applications, which are (or soon will be) available on most wireless phone platforms. These applications will enable consumers to browse, purchase, manage and redeem deals on their mobile devices.

Social Networks.    We plan to publish our daily deals through various social networks and our notifications are adapted to the particular format of each of these social networking platforms. Our website and mobile application interfaces enable our consumers to push notifications of our deals to their personal social networks.

Competition

Our eCampusCash.com operation competes with traditional offline coupon services, such as direct mail companies like Valpak and Money Mailer. With respect to coupon services targeted at college campuses, we compete with College Coupons, a website-based coupon service, as well as several online and offline services targeted to specific regions or colleges.  However, we believe our nationwide focus, superior coupon technology and integration with mobile phones and social networks will allow us to compete effectively in the college market. We also compete with businesses that focus on particular merchant categories. We may also face competition from large internet and technology-based businesses, such as Facebook, Google and Microsoft, each of which have launched initiatives which may be competitive to our business.

Our eCampusCash Deals operation will compete with established “daily deals” companies like Groupon, LivingSocial and others. We believe the targeted focus of our “daily deals,” based on goods and services that appeal to college students, and the geographic focus, around college campuses, will allow us to compete effectively with these sites.

We believe the principal competitive factors in our market include the following:

●   localized presence and understanding of business trends in college communities;

●   breadth of subscriber base and quality of merchants featured;

●   ability to deliver a high volume of relevant deals to consumers;

●   ability to produce high coupon use or purchase rates for deals among subscribers; and

●   ability to generate positive return on investment for merchants.

Virtually all of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Also, our competitors may begin targeting college campuses as a discrete marketing initiative, and develop products or services directed toward that market. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build a larger subscriber base or to monetize that subscriber base more effectively than us.

Regulation

It is possible that the coupons issued by eCampusCash.com in its proposed eCampusCash Deals site could be considered gift cards, gift certificates, stored value cards or prepaid cards under applicable law. If so, they could be subject to, among other laws, the Credit Card Accountability, Responsibility, and Disclosure (“CARD”) Act and state laws governing gift cards, stored value cards and coupons. Many of these laws contain provisions governing the use of gift cards, gift certificates, stored value cards or prepaid cards, including specific disclosure requirements and prohibitions or limitations on the use of expiration dates and the imposition of certain fees. If the coupons are subject to the CARD Act, the value of the coupon must not expire before the later of (i) five years after the date on which the coupon was issued, or (ii) the coupon's expiration date (if any). One of our competitors, Groupon, is subject to several purported class actions claiming that its coupons are subject to the CARD Act.

In addition, certain states and foreign jurisdictions have requirements for disclosure and product terms and conditions, including expiration dates and permissible fees, which might apply to our coupons.  Some states and foreign jurisdictions also include gift cards under their unclaimed and abandoned property laws, which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not plan to remit any amounts relating to unredeemed eCampusCoupons, based upon our assessment of applicable laws.
 We are or may be subject to similar laws and regulations in jurisdictions outside of the United States.

Intellectual Property

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secrets, copyrights, trademarks, service marks, trade dress, domain names and patents to protect our intellectual property. We pursue the registration of our copyrights, trademarks, service marks and domain names in the United States and in certain locations outside the United States. We have registered the trademark “eCampusCash” with the U.S. Patent and Trademark Office.

 Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in other countries. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the internet, social media technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We are currently subject to, and expect to face in the future, allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors and non-practicing entities. As we face increasing competition and as our business grows, we will likely face more claims of infringement.

Employees

As of June 30. 2011, we had two full-time employees, neither of whom is covered by a collective bargaining agreement.

Properties

Our principal executive office is located at 4445 Overland Ave., Culver City, California 90230 and our telephone number is 800-385-3602. We rent the space on a month-to-month basis at a monthly rate of $1,450.

MANAGEMENT

Executive Officers and Director

The following table sets forth information about our executive officers and director:

Name	Age	Position
Executive Officers:
Kishore Mamillapalli	39	Chief Executive Officer
Douglas K. Haustein	26	Vice President and Chief Operating Officer
Director:
Kishore Mamillapalli	39	Chairman of the Board

Mr. Mamillapalli is a founder of the Company and has served as President and Chairman of the Board since its inception in August 2010. Between 2006 and 2009, he engaged in the food and hospitality field and supported a family owned business. Between 1998 and 2006, he worked for Farmers Insurance Company IT Group as an analyst, both as an employee and as an independent contractor. Between 1997 and 1998, he was employed by Syntel, a global provider of IT and Knowledge Process Outsourcing solutions. Between 1995 and 1996, he was employed in the IT department of Visakhapatnam Steel, one of India’s major steel producers focused on producing value-added steel, where he was involved in maintenance and development of quality assurance systems. He received a degree in Mechanical Engineering from Andhra University, one of India’s oldest premier universities, in 1994. Since August 2010 Mr. Mamillapalli has devoted substantially all his productive time to the business of the Company.

Mr. Haustein is a founder of the Company and has served as Vice President and Chief Operating Officer since November 2010. Between 1998 and 2005, he was the owner of wwffigures.com, and from September 2004 through May 2007 he was a Financial Advisor Intern with Smith Barney in New York. He is a graduate of Pace University in New York and holds a Bachelor of Business Administration degree. Since November  2010 Mr. Haustein has devoted substantially all his productive time to the business of the Company.

Term of Office

Each director serves for a term on our Board of Directors that lasts until the next annual meeting of shareholders, until his successor shall have been elected and qualified, or until his earlier resignation, death or removal from office in accordance with the provisions of the Nevada Revised Statues.  Our officers are appointed by our Board of Directors and hold office until removed by the Board or until their resignation.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors, nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, both of whom also serve as officers of the Company. Thus, there is an inherent conflict of interest.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 5000(a) (19) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because we are not listed on NASDAQ. We have determined that Mr. Mamillapalli and Mr. Haustein are not “independent” within the meaning of such rules.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our Company has, during the last five years: (i) been convicted in or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Shareholder Communications with the Board of Directors

We have not implemented a formal policy or procedure by which our shareholders can communicate directly with our Board of Directors. Nevertheless, every effort will be made to ensure that the views of shareholders are heard by the Board of Directors, and that appropriate responses are provided to shareholders in a timely manner. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

EXECUTIVE COMPENSATION

The following table sets forth information concerning annual and long-term compensation of the Company for the fiscal year ended March 31, 2011, for its executive officers.

Summary Compensation Table for Fiscal Year Ended March 31, 2011

Name and Principal Position	Fiscal Year(1)	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)	Total ($)

Kishore Mamillapalli, Chief Executive Officer	2011	50,000(1)	0	0	0	0
Douglas K. Haustein, Chief Operating Officer	2011	30,000 (1)	0	0	0	0
_____________
(1)	Accrued

There were no grants of stock options or other equity awards during the fiscal year ended March 31, 2011, nor were there any options outstanding as of that date.

Employment Agreements. We have entered into “at-will” Employment Agreements with Kishore Mamillapalli, our Chief Executive Officer, and Douglas K. Haustein, our Vice President and Chief Operating Officer. Mr. Mamillapalli’s Employment Agreement calls for an annual salary of $140,000, along with options to purchase 10,000,000 shares of Class A Common Stock at an exercise price of $.001 per share. Mr. Haustein’s Employment Agreement calls for an annual salary of $90,000, along with options to purchase 3,000,000 shares of Class A Common Stock at an exercise price of $.001 per share.

Director Compensation. We have not compensated our directors for their service on our Board of Directors since our inception.  There are no arrangements pursuant to which directors will be compensated in the future for any services provided as a director.

Director Compensation

Members of our Board of Directors do not currently receive any consideration for services on the Board of Directors.

Executive Compensation Philosophy

As neither of our executive officers currently draws any compensation from us, we do not have any executive compensation program in place, except that both of our executive officers have received stock options under out Equity Incentive Plan.  Our Board of Directors reserves the right to pay our executive officers a salary, to grant equity-based compensation, and to award incentive bonuses linked to our performance, as well as to the individual executive officer’s performance.  This package may also include long-term equity-based compensation intended to align the performance of our executives with our long-term business strategies.  We do not currently anticipate paying any cash compensation to our officers until such time as we generate revenues sufficient to support our operations and planned business activities.

Equity Incentive Plan

In April 2011 the Board of Directors approved the Company’s 2011 Equity Incentive Plan, which was subsequently approved by the shareholders (the “Plan”). The  Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options,  and restricted stock to our employees, directors and consultants, all with respect to our Class A Common Stock.

Shares issued pursuant to awards under the Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the Plan.

The Plan is administered by our board of directors which, at its discretion or as legally required, may delegate such administration to a committee. Subject to the provisions of  the Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award. The administrator also has the authority, subject to the terms of the Plan, to amend existing awards to reduce or increase their exercise price,  and to prescribe rules and to construe and interpret the  Plan.

The administrator may grant incentive and/or nonstatutory stock options under the Plan. The exercise price of such options must equal at least the fair market value of our Class A Common Stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the total combined voting power of all classes of our stock, the term of such incentive stock option may not exceed five years and the exercise price must equal at least 110% of the fair market value of our Class A Common Stock  on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of the Plan, the administrator determines the term of all other options. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, within 30 days or for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

The  Plan generally does not allow for the transfer of awards and only the recipient of an option may exercise such an award during his or her lifetime.

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

The Plan provides that in the event of a merger or change in control, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Our Board of Directors has the authority to amend, suspend or terminate the Plan provided such action does not impair the existing rights of any participant. Our Plan will automatically terminate in April 2021, unless we terminate it sooner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock as of June 30, 2011 by each person known to us to own more than 5% of our outstanding shares of common stock of as of June 30, 2011, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possess sole voting and investment power with respect to the shares shown. This table is based on 34,422,668 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock outstanding as of June 30, 2011.

Name	Shares of Class A Common Stock		Percentage Of Class	Shares of Class B Common Stock		Percentage Of Class
Kishore Mamillapalli	21,501,000	*	62.5	5,000,000	*	100
Douglas K. Haustein	3,000,000		8.7	0		0
_________
*Includes shares held by Mr. Mamillapalli’s spouse.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  As of March 31, 2011, the net tangible book value of our shares of common stock was $(300,952), or approximately $(.017) per share, based upon 18,001,000 shares outstanding.

If all 20,000,000 shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 59,427,668 shares to be outstanding will be $9,649,048, or approximately $.16 per share.  The amount of dilution to the shareholders acquiring shares in this offering will be $.34 per share.  The net tangible book value of the shares held by our existing shareholders will be increased by $.176 per share without any additional investment on their part.  The shareholders acquiring shares in this offering will incur an immediate dilution from $.50 per share to $.016 per share.

After completion of this offering, if all 20,000,000 shares are sold, the shareholders acquiring shares in this offering will own approximately 33.6% of the total number of shares of Common Stock then outstanding, for which the shareholders acquiring shares will have made cash investment of $10,000,000, or $.50 per share.  Our existing shareholders will own approximately 66.4% of the total number of shares then outstanding.

If 5,000,000 shares are sold:

Upon completion of this offering, in the event 5,000,000 shares are sold, the net tangible book value of the 44,427,668 shares to be outstanding will be $2,149,048, or approximately $.048 per share.  The amount of dilution to the shareholders acquiring shares in this offering will be $.452 per share.  The net tangible book value of the shares held by our existing shareholder will be increased by $.064 per share without any additional investment on their part.  The shareholders acquiring shares in this offering will incur an immediate dilution from $.50 per share to $.048 per share.

After completion of this offering, if 5,000,000 shares are sold, the shareholders acquiring shares in this offering will own approximately 11.25% of the total number of shares of Common Stock then outstanding, for which the shareholders acquiring shares will have made cash investment of $2,500,000, or $.50 per share.  Our existing shareholders will own approximately 88.75% of the total number of shares then outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

eCampusCash Inc. is a localized e-commerce coupon marketplace focused on college campuses and surrounding areas. We connect local merchants to college students, faculty and employees by allowing them to offer goods and services at a discount.  We are a development stage company, and have limited operations with limited revenues.

Our auditors have issued a “going concern” opinion. This means that our auditors believe there is substantial doubt that we can continue as an ongoing business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have generated limited revenues.  Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investment by management of our company and certain private investors. We must raise cash to implement our project and begin our operations.

At present we have only one director and two officers. Our officers are responsible for our managerial and organizational structure, which will include preparation of disclosure and accounting controls under the Sarbanes-Oxley Act of 2002. When theses controls are implemented, they will be responsible for the administration of the controls. Should Mr. Mamillapalli not have sufficient experience, he may be incapable of creating and implementing the controls, which may cause us to be subject to sanctions and fines by the SEC, which ultimately could cause you to lose your investment.

Results of Operations

Our business began in August 2010. Accordingly, no comparisons exist for the prior period.

For the period from August 9, 2010 (inception) to  June 30, 2011, we had $2,536 in revenue. Expenses for the period totaled $240,466, resulting in a net loss of $237,929.

Operating Expenses

For the period from August 9, 2010 (inception) to June 30, 2011, operating expenses amounted to $240,299, and consisted of the following:

Research and development	$97,821
General and administrative	$88,286
Salary Expense	$54,192

As a result of the factors described above, our net loss for the period was $237,929.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have been funding our operations though loans and the sale of our Class A Common Stock.

Our primary uses of cash have been for fees paid to third parties for the development of our products. All funds received have been expended in the furtherance of growing the business and establishing brand portfolios. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

o	An increase in working capital requirements to finance additional product development,
o	Addition of administrative and sales personnel as the business grows,
o	Increases in advertising, public relations and sales promotions for existing and new brands as we expand within existing markets or enter new markets,
o	The cost of being a public company, and
o	Capital expenditures to add additional technology.

We are not aware of any known trends or any known demands, commitments or events that will result in our liquidity increasing or decreasing in any material way. We are not aware of any other matters that would have a material impact on future operations.

At June 30, 2011 we had total assets of $255,092, including cash of $51,960 and software development costs of $198,732. We had total liabilities, consisting of current liabilities, of $270,277.

The following table sets forth  planned expenditures over the next twelve months, depending on the amount of proceeds from the offering.

Amount of offering	Salary	Marketing	Office and Sales Materials, Lap tops, scanners, cell phones for sales	Legal and Accounting	Cash Reserve	Areas Covered
$200,000	$80,000	$50,000	20000	$10,000	$40,000	Los Angeles Metro, Orange County and San Di ego County
$500,000	$200,000	$125,000	50000	$25,000	$100,000	Entire California
$1,000,000	$400,000	$250,000	100000	$50,000	$200,000	Entire West Coast
$2,000,000	$800,000	$500,000	200000	$100,000	$400,000	Entire East and West Coast
$5,000,000	$2,000,000	$1,250,000	500000	$250,000	$1,000,000	Nation Wide
$10,000,000	$4,000,000	$2,500,000	1000000	$500,000	$2,000,000	Nationwide with TV and Print Media campaign

We believe we can continue our operations for approximately the next nine months if no additional financing is raised, based on a commitment to arrange an additional $200,000 financing by our President, Kishore Mamillapalli. If we are unable to raise adequate working capital, we will continue to market our services and will continue to actively seek out additional funding for the Company’s planned expansion, but we will be restricted in the implementation of our business plan.

Our liquidity may be negatively impacted by the significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.

Significant Accounting Policies

Basis of Presentation

The Company's financial statements are presented in accordance with accounting principles generally accepted (GAAP) in the United States.  The accompanying financial statements have been prepared solely from the accounts of the Company.

Development Stage Company

The Company is a development stage company. It has generated only minimal revenues to date. The Company may encounter problems, delays, expenses and difficulties typically encountered in the development stage, many of which may be outside of the Company's control. These include, without limitation, unanticipated problems and additional costs relating to development, production, marketing, and competition. Management must also be successful in securing significant additional investor and/or lender financing, and general economic risk insurance. The Company expects to incur operating losses for the near future term until it starts generating a more significant amount of revenue by the end of current calendar year to break-even.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash Equivalents

The Company considers cash equivalents to be any highly liquid investments with a maturity of three months or less when purchased.

Intangible Assets

Intangible assets consist of software development costs. Intangible assets with finite lives are amortized over the estimated useful life and are evaluated for impairment at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We assess recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Software Development Costs

Costs incurred to internally developed computer software products or to enhance an existing product are recorded as research and development costs and expensed when incurred until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Revenue Recognition

The Company will recognize revenues when it is realized or realizable and earned less estimated future doubtful accounts.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Accordingly, even though the revenue is being collected in advance of the advertising period as per company policy, the Company recognizes it when earned; that is, after the advertisement period.

The Company reports revenue net of sales, and uses taxes collected from customers and remitted to governmental taxing authorities when and if applicable.

Income Taxes

Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance to the extent that management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period.  Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.  There were no potentially dilutive common shares outstanding as of June 30, 2011 .

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued guidance to amend the disclosure requirements related to fair value measurements. The guidance requires the disclosure of roll forward activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance is not effective for us for the period ended June 30, 2011 .  Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on our financial statements.

Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product are no longer within the scope of the software revenue recognition guidance, and software-enabled products are now subject to other relevant revenue recognition guidance. Additionally, the FASB issued guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. Adoption of the new guidance did not have a material impact on our financial statements. The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. Adoption of the new guidance did not have a material impact on our financial statements.

DESCRIPTION OF CAPITAL STOCK
General

The following is a summary of our capital stock and provisions of our Articles of Incorporation, as amended, and our bylaws, and certain provisions of  Nevada law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended, and our bylaws, copies of which have been or will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Class A and Class B Common Stock

Voting Rights.    Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to one hundred votes per share. Holders of shares of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation.

Dividends.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A Common Stock shall receive Class A Common Stock, or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock, or rights to acquire Class B Common Stock, as the case may be.

 Liquidation Rights.    Upon our liquidation, dissolution or winding-up, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

 Conversion.    Our Class A Common Stock is not convertible into any other shares of our capital stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

Elimination of Liability in Certain Circumstances

Our Articles of Incorporation eliminate the liability of our directors to us or our shareholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors will remain liable for breaches of their duty of loyalty to us or our shareholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our Articles of Incorporation will not absolve directors of liability for payment of dividends or stock purchases or redemptions by us in violation of applicable Nevada law.

The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We do not believe that this provision eliminates the liability of our directors to us or our shareholders for monetary damages under the federal securities laws. Our Articles of Incorporation and bylaws provide indemnification for the benefit of our directors and officers to the fullest extent permitted by the Nevada Revised Statutes, as amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

CERTAIN TRANSACTIONS

In August 2010, we issued 1,000 shares of Common Stock (later reclassified as Class A Common Stock) to Mr.  Mamillapalli, an officer and director of our company, for certain software . In March 2011 we issued 18,000,000 shares of Class A Common Stock (later reclassified as Class A Common Stock) to Mr. Mamillapalli as additional consideration for the software, valued at $19,000.  In April 2011, we issued 3,500,000 shares of Class B Common Stock to Mr. Mamillapalli for cancellation of indebtedness of $3,500. In addition, in April 2011, we issued 3,500,000 shares of Class A Common Stock, for $3,500, and 1,500,000 shares of Class B Common Stock, for $0.002 per share , to Mr. Mamillapalli’s spouse.

In April 2011 we issued a total of 3,000,000 shares of Class A Common Stock to Mr. Haustein, an officer of our company, as compensation for services rendered.

Mr. Mamillapalli has loaned $73,749 to the Company as of June 30, 2011 . The loan is due on June 30, 2012 , unsecured and non-interest bearing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Class A Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in our Company, except that Haddan & Zepfel LLP has received 150,000 shares of Class A Common Stock in partial compensation for services rendered. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by Haddan & Zepfel LLP, Newport Beach, California.

EXPERTS

The financial statements of eCampusCash Inc. at March 31, 2011, and for the fiscal period then ended, appearing in this Prospectus and Registration Statement have been audited by Kabani & Company, Inc., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Following this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington  D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

eCampusCash, Inc.
A Development Stage Company
Financial Statements
June 30, 2011 and March 31, 2011
(Unaudited)

eCampusCash, Inc.
A Development Stage Company
Balance Sheets
(Unaudited)

	June 30, 2011	March 31, 2011
Assets
Current assets
Cash	$51,960	$7,021
Loan to related party	4,400	-
Total current assets	56,360	7,021

Software development cost, net	198,732	210,253

Total assets	$255,092	$217,274

Liabilities and stockholders' deficit
Current liabilities
Accrued expenses	$87,782	$124,224
Notes payable	25,000
Due to related parties	83,745	80,000
Loan-others	-	30,000
Loan from shareholder	73,749	73,749
Total current liabilities	270,277	307,973

Stockholders' deficit
Preferred stock at $0.001 par value: 25,000,000 shares authorized;
none issued or outstanding	-	-
Common stock-Class A at $0.001 par value: 95,000,000 shares authorized;
34,422,668 and 18,001,000 shares issued and outstanding	34,423	18,001
Common stock-Class B at $0.001 par value: 5,000,000 shares authorized
5,000,000 and 0 share issued and outstanding	5,000	-
Additional paid in capital	196,471	999
Deficit accumulated during development stage	(237,929)	(109,699)
Stock subscription receivable	(13,150)	-
Total stockholders' deficit	(15,185)	(90,699)

Total liabilities and stockholders' deficit	$255,092	$217,274

The accompanying footnotes are an integral part of these unaudited financial statements.

eCampusCash, Inc.
A Development Stage Company
Statements of Operations
(Unaudited)

	For three months ended	For the period ended from Aug 9, 2010 (inception) to	Cumulative from Aug 9, 2010 (inception) to
	June 30, 2011	March 31, 2011	June 30, 2011

Net Revenue	$2,536	$-	$2,536
Operating expenses
Research and development	-	97,821	97,821
Salaries expense	54,192	-	54,192
General and administrative expenses	76,408	11,878	88,286
Total operating expenses	130,600	109,699	240,299

Loss from operations	(128,064)	(109,699)	(237,763)

Interest expense	167	-	167

Net Loss	$(128,230)	$(109,699)	$(237,929)

Net loss per common share
basic & diluted*	$(0.00)	$(0.10)

Weighted average shares for computing basic & diluted
loss per share*	33,360,742	1,081,060

*Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

The accompanying footnotes are an integral part of these unaudited financial statements.

eCampusCash, Inc.
A Development Stage Company
Statement of Stockholders’ Deficit
For the period from August 9, 2010 (inception) to June 30, 2011

	Common stock-class A			Common stock-class B
	No. of shares	Par value	Additional paid in capital	No. of shares	Par value	Additional paid in capital	Stock subscription receivable	Deficit accumulated during development stage	Total Stockholders' deficit
Balance, August 9, 2010(inception)
Shares issued against assets	18,001,000	$18,001	$999		$-	$-	$-	$-	$19,000
Net Loss for the period from August 9, 2010 (inception) to March 31, 2011	-	-	-		-	-	-	(109,699)	(109,699)
Balance as of March 31, 2011	18,001,000	18,001	999	-	-	-	-	(109,699)	(90,699)
Common Stock - Class A shares issued against
Cash	8,791,668	8,792	106,783	-	-	-	(13,150)	-	102,425
Accrued expenses	550,000	550	54,450						55,000
Services	280,000	280	2,980	-	-	-	-	-	3,260
loan -others	300,000	300	29,700					-	30,000
Management fee(related party)	6,500,000	6,500	-				-		6,500
Stock options expense	-	-				59	-	-	59
Common Stock - Class B shares issued against
Management fee(related party)				5,000,000	5,000	1,500	-	-	6,500
Net Loss for the three months ending June 30, 2011	-	-				-		(128,230)	(128,230)
Balance as of June 30, 2011	34,422,668	$34,423	$194,912	5,000,000	$5,000	$1,559	$(13,150)	$(237,929	$(15,185)

The accompanying footnotes are an integral part of these unaudited financial statements.

eCampusCash, Inc.
A Development Stage Company
Statements of Cash Flows
(Unaudited)

	For three months ended	For the period ended from Aug 9, 2010 (inception) to	Cumulative from Aug 9, 2010 (inception) to
	June 30, 2011	March 31, 2011	June 30, 2011
Cash flows from operating activities
Net loss	$(128,230)	$(109,699)	$(237,929)
Adjustments to reconcile net loss to cash used in operating activities
Amortization expense	17,521		17,521
Stock options expense	59		59
Non-cash services	3,260		3,260
Non-cash management fee	13,000		13,000
(Increase) decrease in current assets
Receivable from related party	(4,400)		(4,400)
Increase/(decrease) in current liabilities:			-
Accrued expenses	49,809	69,224	119,033
Net cash used in operating activities	(48,981)	(40,475)	(89,456)

Cash flows from investing activities
Software Development Cost	(6,000)	(136,253)	(142,253)

Net cash used in investing activities	(6,000)	(136,253)	(142,253)

Cash flows from financing activities
Proceeds from issuance of notes payable	25,000	-	25,000
Proceeds from loan-others	-	30,000	30,000
Loan from shareholder	-	73,749	73,749
(Repayments to)/Proceeds from related party	(27,505)	80,000	52,495
Proceeds from issuance of class A shares	102,425	-	102,425
Net cash provided by financing activities	99,920	183,749	283,669

Net increase in cash & cash equivalents	44,939	7,021	51,960

Cash & cash equivalents, beginning balance	7,021	-	-

Cash & cash equivalents, ending balances	$51,960	$7,021	$51,960
	-
Supplementary information
Cash paid during the year for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Supplementary disclosure for noncash financing and investing activities
Software development against accrued expenses	$-	$55,000	$55,000
Payment by related party for consultancy services	$31,250	$-	$31,250
Issuance of Class A common stock in exchange of assets - related party	$-	$19,000	$19,000
Issuance of Class A common stock against loan payable	$(30,000)		$(30,000)
Issuance of Class A common stock against accrued expenses	$(55,000)	$-	$(55,000)
Issuance of Class A common stock against services	$3,260	$-	$3,260
Issuance of Class A common stock against management fee	$6,500	$-	$6,500
Issuance of Class B common stock against management fee	$6,500	$-	$6,500

The accompanying footnotes are an integral part of these unaudited financial statements.

eCampusCash, Inc.
A Development Stage Company
Notes to the unaudited Financial Statements

NOTE 1– Organization and Operation
eCampusCash, Inc. (“the Company”) is an advertising company that promotes the goods and services of other vendors online; specifically, discount coupons for businesses located near college campuses, which are delivered to their customers online and via text messages.

eCampusCash, Inc. was incorporated on August 9, 2010 in Nevada and has recently launched its campus-focused coupon-based online advertising service to a national audience.

NOTE 2 – Basis of Presentation

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s report for the period from August 9, 2010 (inception) to March 31, 2011. The Company follows the same accounting policies in preparation of interim reports. Results of operations for the interim periods are not indicative of annual results.

NOTE 3 - Development Stage Company

The Company is a development stage company and it has generated limited revenues , amounting to $2,536 for three months ended June 30, 2011. The Company may encounter problems, delays, expenses and difficulties typically encountered in the development stage, many of which may be outside of the Company's control. These include, without limitation, unanticipated problems and additional costs relating to development, production, marketing, and competition. Management must also be successful in securing significant additional investor and/or lender financing, and general economic risk insurance. The Company expects to incur operating losses for the near future term until it starts generating a more significant amount of revenue by the end of the current financial year to break even.

NOTE 4 - Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

eCampusCash, Inc.
A Development Stage Company
Notes to the unaudited Financial Statements

NOTE 5 - Going Concern

The Company has deficit accumulated during development stage amounting to $237,929 for the period from August 9, 2010 (inception) to June 30, 2011. These factors raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which considers continuation of the Company as a going concern, which in turn is dependent upon the Company's ability to establish itself as a profitable business. Due to the start-up nature of the Company's business, the Company expects to incur losses as it expands. To date, the Company's cash flow requirements have been primarily met by equity financings of the majority stockholder, Company officers and short-term advances of cash and extension of credit for services from prospective IPO stockholders.

The financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management believes it can generate sufficient cash flow to meet its capital requirements for at least the next twelve months. If the Company is unable to generate profits or unable to obtain additional funds for its working capital needs, it may have to cease operations. Management is devoting substantially all of its present efforts to raise capital through public offering. To meet these objectives, the Company plans to raise additional funds through private or public equity investment in order to expand the range and scope of its business operations, but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance that the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company's operations.

Management is actively seeking additional debt and/or equity financing, continuing  with development and implementation of the business plan, assessing business markets and related opportunities so that more significant  revenues can be generated, and allocating sufficient resources to continue sales representation and marketing efforts.

NOTE 6 – New Accounting Pronouncements

In June 2011, the FASB issued guidance on presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements. The new guidance will be effective for us beginning July 1, 2012 and will have presentation changes only.

In May 2011, the FASB issued guidance to amend the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs.

eCampusCash, Inc.
A Development Stage Company
Notes to the unaudited Financial Statements

NOTE 6 – New Accounting Pronouncements (continued)

The new guidance will be effective for us beginning January 1, 2012. Other than requiring additional disclosures, we do not anticipate material impacts on our financial statements upon adoption.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to fair value measurements. The guidance requires the disclosure of roll forward activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance will become effective for us with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on our financial statements.

NOTE 7 – Software Development Costs

Costs incurred to internally developed computer software products or to enhance an existing product are recorded as research and development costs and expensed when incurred until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

The technological feasibility for the software capitalized as on March 31, 2011 amounting to $210,253, has been established; therefore it has been amortized during three month period ended June 30, 2011.

Amortization expense for the three months ended June 30, 2011 is $17, 521.

The second software is in the development phase, and has been capitalized by the amount of $6,000 as on June 30, 2011.

Following is the summary of software development cost.

	June 30, 2011	March 31, 2011
Software Development Cost	216,253	210,253
Less: Accumulated Amortization	(17,521)	-
	198,732	210,253

eCampusCash, Inc.
A Development Stage Company
Notes to the unaudited Financial Statements

NOTE 8 – Accrued Expenses

Accounts Payable

The Company recorded $33,424 and $123,424 in accounts payable as of June 30, 2011 and March 31, 2011, respectively. This amount is payable to Acumen Consultancy, an IT company based in India, for website design and development services.

Accrued Interest

Interest amounting to $167 has been accrued on notes payable as on June 30, 2011

 Salaries payable

The Company recorded salaries payable to Kishore Mamillapalli (CEO of the Company) and Douglas Haustein (COO of the Company) as of June 30, 2011 amounting to $32,987 and $21,205, respectively.

NOTE 9 - Notes Payable

On May 2, 2011, the Company issued a promissory note for $25,000 against cash to an un-related party bearing interest at the rate of 4% annually all due and payable on November 2, 2012.

The interest accrued and due on the note was payable commencing from May 2, 2011. During the three months period ended June 30, 2011, the Company recorded $167 as interest expense on the note.

NOTE 10 - Shareholders’ Deficit

Common Stock – Class A

During the three months ended June 30, 2011,the Company issued 8,791,668 shares of common stock for $115,575 against cash, out of which $13,150 subscription receivable as of June 30, 2011 and has been accounted for as contra equity. Additionally, the Company issued 280,000 shares of common stock for $3,260 against legal, professional and consultancy services at different prices (fair market values). The Company further issued 550,000 shares of common stock for $ 55,000 against accrued expenses at $ 0.10 per share.

The Company issued 3,500,000 shares, at par, which equals to fair value of these shares at the time of issuance of these shares, to a related party against management services of Kishore Mamillapalli and 3,000,000 shares, at par, equal to fair value of these shares at the time of issuance of these shares,  to Douglas Haustein (COO of the Company), against his management services toward the Company. The services were measured at par value of shares issued, as these shares were issued before the establishment of fair value in the market.

eCampusCash, Inc.
A Development Stage Company
Notes to the unaudited Financial Statements

NOTE 10 - Shareholders’ Deficit (continued)
The Company further issued 300,000 shares against loan outstanding as of March 31, 2011 amounting to $30,000. The shares were issued at $0.10 per share which was determined as the market value at that time.

Common Stock – Class B

The Company issued 3,500,000 at par amounting to $ 3,500 to Kishore Mamillapalli (CEO of the Company) and 1,500,000 at fair market value amounting to $ 3,000 to a related party, against management services of Kishore Mamillapalli (CEO of the Company).

NOTE 11 – Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period.  Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.  There were no potentially dilutive common shares outstanding as of June 30, 2011

NOTE 12 – Executive Stock Option Plan

On April 25, 2011, the Company granted options to purchase an aggregate of not to exceed 10,000,000 shares of Class A Common Stock by Kishore Mamillapalli, President and CEO of the Company, and an aggregate of not to exceed 3,000,000 shares of Class A Common Stock by Douglas K. Haustein, Vice President and CEO of the Company, with an exercise price of $0.001 per share and an expiration date of 10 years, vesting 25% annually from the date of grant. Using the Black-Scholes method to value the options, the Company calculated $2,047 as the value of options and amortized $59 as compensation expense for these options in the financial statements for the three months ended June 30, 2011.

The fair value of the options was based on the Company's common stock price (at par) on the date of the grant of the options. The volatility of the Company's common stock was estimated at close to 0; the risk free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the estimated life of the options; and the expected dividend yield was taken as 0% .Because the Company does not have sufficient applicable history of employee stock options activity, the Company uses the simplified method to estimate the life of the options by taking the weighted average sum of the vesting period and the contractual life and then calculating the midpoint, which is the estimated term of the options.

eCampusCash, Inc.
A Development Stage Company
Notes to the unaudited Financial Statements

NOTE 12 – Executive Stock Option Plan (continued)

The Black-Scholes option pricing model used the following assumptions:

Risk-free interest rate	2.76%
Expected life	6.25 years
Expected volatility	0%

Common stock purchase options consisted of the following as of June 30, 2011:

Issued by the Company	# of shares	Price	Intrinsic Value

Granted	13,000,000	$0.001
Exercised	-		-
Expired	-	-
Outstanding and exercisable, June 30, 2011	13,000,000	$0.001	$-

NOTE 13 – Related Party Transactions

Note Payable - Related Party
There is a note payable amounting to $73,749 as of June 30, 2011 and designated as loan from shareholder of $73,749 at March 31, 2011. This note is due on June 30, 2012, unsecured and non-interest bearing.

Due to Related Parties
The compensation to an officer (CEO and the sole shareholder of the Company) is recorded in the amount of $50,000 as on March 31, 2011, of which $31,675 and $50,000 is payable as of June 30, 2011 and March 31, 2011, respectively.

As of March 31, 2011, the compensation to an officer (COO of the Company) is recorded in the amount of $47,475, of which $20,820 and $30,000 is payable as of June 30, 2011 and March 31, 2011, respectively.

There is a short term loan from a related party in the form of direct payments to Acumen Consultancy amounting to $31,250 against the consultancy services provided to the Company for software development. The loan is due on demand, unsecured and non-interest bearing.

Entitlements to CEO and COO

On April 1, 2011, an offer letter was issued to the CEO of the Company approving $140,000 annual salary with the options that were granted with a total of 10,000,000 shares of common stock, $0.001 par value per share, of the Company at $0.001 per share. He was also granted the entitlement to receive an annual bonus of up to $150,000 based on the Company’s performance between April 1, 2011 and April 1, 2012. As per the letter, he is also entitled to participate in the 2011 Equity Incentive Plan (the “Plan”) of the Company.

eCampusCash, Inc.
A Development Stage Company
Notes to the unaudited Financial Statements

NOTE 13 – Related Party Transactions (continued)

On April 1, 2011, an offer letter was issued to the COO of the Company approving $90,000 annual salary with the options that were granted with a total of 3,000,000 shares of common stock, $0.001 par value per share, of the Company at $0.001 per share. As per the letter, he is also entitled to participate in the 2011 Equity Incentive Plan (the “Plan”) of the Company.

Loan to Related Party

The Company has extended a loan to a related party amounting to $4,400 as on June 30, 2011. The loan is due on demand, unsecured and non-interest bearing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
eCampusCash Inc.

We have audited the accompanying balance sheet of eCampusCash Inc. (A Development Stage Company) as of March 31, 2011, and the related statement of operations, stockholder’s equity (deficit), and cash flows for the period from August 9, 2010 (inception) through March 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eCampusCash Inc. as of March 31, 2011, and the results of its statement of operations, stockholder’s equity (deficit), and its cash flows for the period from August 9, 2010 (inception) through March 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company had incurred net losses of $109,699 for the period ended March 31, 2011. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
July 27, 2011

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS ON MARCH 31, 2011

ASSETS
CURRENT ASSETS:
Cash	$7,021

NON-CURRENT ASSETS:
Software development cost	210,253
Total Assets	$217,274

LIABILITIES AND STOCKHOLDER’S DEFICIT

CURRENT LIABILITIES:
Accounts payable	$123,424
Due to related parties	80,000
Income tax payable	800
Loan from shareholder	73,749
Loan-other	30,000
Total Liabilities	307,973

STOCKHOLDER’S DEFICIT:
Preferred stock at $0.001 par value: 25,000,000 shares authorized;
none issued or outstanding	-
Common stock-Class A at $0.001 par value: 95,000,000 shares authorized;
18,001,000 shares issued and outstanding	18,001
Common stock-Class B at $0.001 par value: 5,000,000 shares authorized;
none issued or outstanding	-
Additional paid-in capital	999
Deficit accumulated during development stage	(109,699)

Total Stockholder’s Deficit	(90,699)

Total Liabilities and Stockholder’s Deficit	$217,274

See accompanying notes to the consolidated financial statements.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011

NET REVENUE	$-
OPERATING EXPENSES:
Research and development	97,821
General and administrative expenses	11,878

Total operating expenses	109,699

LOSS FROM OPERATIONS	(109,699)

INCOME TAX	-

NET LOSS	$(109,699)

NET LOSS PER COMMON SHARE –
Basic and Diluted*	$(0.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING–
Basic and Diluted*	1,081,060
________
*Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

See accompanying notes to the consolidated financial statements.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011

	Common Stock, $0.001 Par Value		Additional Capital	Deficit Accumulated during the Development Stage	Total Stockholder’s Equity (Deficit)
	Number of Shares	Amount
Balance, August 9, 2010 (inception)	-	$-	$-	$-	$-

Issuance of shares in exchange for assets – related party	18,001,000	18,001	999	-	19,000

Net Loss for the period from August 9, 2010 (inception) to March 31, 2011	-	-	-	(109,699)	(109,699)

Balance, March 31, 2011	18,001,000	$18,001	$999	$(109,699)	$(90,699)

See accompanying notes to the consolidated financial statements.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(109,699)

Adjustments to reconcile net loss to net cash used in operating activities
Accounts payable	68,424
Income Tax payable	800
Net cash used in operating activities	(40,475)

CASH FLOWS FROM INVESTING ACTIVITIES:
Software Development Cost	(136,253)

Net Cash used in Investing Activities	(136,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan-others	30,000
Loans from Shareholders	73,749
Due to related parties	80,000
Net Cash provided by Financing Activities	183,749

NET INCREASE IN CASH & CASH EQUIVALENTS	7,021

CASH & CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	-

CASH & CASH EQUIVALENTS AT THE END OF THE PERIOD	$7,021

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$-
Cash paid for income taxes	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Software development against accounts payable	$55,000
Issuance of shares in exchange of assets – related party	$19,000

See accompanying notes to the consolidated financial statements

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND OPERATIONS

eCampusCash Inc. (the “Company”) is an advertising company that promotes the goods and services of other vendors online; specifically, discount coupons for businesses located near college campuses, which are delivered to their customers (students) online and via text messages.

eCampusCash Inc. was incorporated on August 9, 2010 in Nevada and has recently launched its campus-focused coupon-based online advertising service to a national audience.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development Stage Company

The Company is a development stage company and as to date has never engaged in the active conduct of a trade or business. It has not generated any revenues to date. The Company may encounter problems, delays, expenses and difficulties typically encountered in the development stage, many of which may be outside of the Company's control. These include, without limitation, unanticipated problems and additional costs relating to development, production, marketing, and competition. Management must also be successful in securing significant additional investor and/or lender financing, and general economic risk insurance. The Company expects to incur operating losses for the near future term until it starts generating a more significant amount of revenue by the end of current calendar year to break-even.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.  Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash Equivalents

The Company considers cash equivalents to be any highly liquid investments with a maturity of three months or less when purchased.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets consist of software development costs. Intangible assets with finite lives are amortized over the estimated useful life and are evaluated for impairment at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We assess recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Software Development Costs

Costs incurred to internally developed computer software products or to enhance an existing product are recorded as research and development costs and expensed when incurred until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company will recognize revenue when it is realized or realizable and earned less estimated future doubtful accounts.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Accordingly, even though the revenue is being collected in advance of the advertising period as per company policy, the Company recognizes it when earned; that is, after the advertisement period.

The Company reports revenue net of sales, and uses taxes collected from customers and remitted to governmental taxing authorities when and if applicable.

Income Taxes

Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance to the extent that management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period.  Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.  There were no potentially dilutive common shares outstanding as of March 31, 2011.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued guidance to amend the disclosure requirements related to fair value measurements. The guidance requires the disclosure of roll forward activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance is not effective for us for the period ended March 31, 2011.  Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on our financial statements.
Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product are no longer within the scope of the software revenue recognition guidance, and software-enabled products are now subject to other relevant revenue recognition guidance. Additionally, the FASB issued guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. Adoption of the new guidance did not have a material impact on our financial statements.  The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. Adoption of the new guidance did not have a material impact on our financial statements.

NOTE 3 - GOING CONCERN

The Company had incurred net losses of $109,699 for the period ended March 31, 2011. These factors raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which considers continuation of the Company as a going concern, which in turn is dependent upon the Company's ability to establish itself as a profitable business. Due to the start-up nature of the Company's business, the Company expects to incur losses as it expands. To date, the Company's cash flow requirements have been primarily met by equity financings of the majority stockholder and Company officers, and short-term advances of cash and extension of credit for services from prospective IPO stockholders.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 - GOING CONCERN (Continued)

The financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management believes it can generate sufficient cash flow to meet its capital requirements for at least the next twelve months. If the Company is unable to generate profits or unable to obtain additional funds for its working capital needs, it may have to cease operations. Management is devoting substantially all of its present efforts to raise capital through public offering. To meet these objectives, the Company plans to raise additional funds through private or public equity investment in order to expand the range and scope of its business operations, but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance that the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company's operations.

Management is actively seeking additional debt and/or equity financing, continuing  with development and implementation of the business plan, assessing business markets and related opportunities so that more significant  revenues can be generated, and allocating sufficient resources to continue sales representation and marketing efforts.

NOTE 4 – ACCOUNTS PAYABLE AND LOAN-OTHER

Accounts Payable

The Company recorded $123,424 in Accounts Payable as of March 31, 2011. This amount is payable to Acumen Consultancy, an IT company based in India, for website design and development services.

Loan-Other

A loan amounting to $30,000 was borrowed from a third party to meet the financial needs of the Company. The loan is non-interest bearing and payable on demand.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011
NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 - EQUITY TRANSACTIONS

During the period from August 9, 2010 (inception) through March 31, 2011, the Company issued a total of 18,001,000 shares (Class A) to K. Mamillapalli, sole shareholder as of March 31, 2011, in exchange for software amounting to $19,000. The assets were measured at historical value of $ 19,000.

The value of the software recorded is equivalent to the purchase price paid by the shareholder for acquiring the asset.

NOTE 6 – RELATED PARTY TRANSACTION

Loan from Shareholder

There is a short term loan from the sole shareholder, Mr. Kishore Mamillapalli, amounting to $73,749 as of March 31, 2011. The loan is due on demand, unsecured and non-interest bearing.

Due to Related Parties

As of March 31, 2011, the compensation to an officer (CEO and the sole shareholder of the Company) is recorded in the amount of $50,000, which is payable as of March 31, 2011.

As of March 31, 2011, the compensation to an officer (COO of the Company) is recorded in the amount of $47,475, of which $30,000 is payable as of March 31, 2011.

NOTE 7 - INCOME TAXES

No provision was made for Federal income tax. The provision for income taxes consists of the state minimum tax imposed on corporations. Through August 9, 2010, the Company incurred net operating losses for income tax purposes of approximately $702. Differences between financial statement and tax losses were $108,997 at March 31, 2011. The net operating loss carry forwards may be used to reduce taxable income through the year 2026. A 100% valuation allowance has been established against the deferred tax asset, as the utilization of the loss carry forward cannot reasonably be assured.

ECAMPUSCASH INC.
(A DEVELOPMENT STAGE COMPANY)
FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) THROUGH MARCH 31, 2011
NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 – LEASE

The office lease is a month to month lease and is rented at the rate of $750 per month.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated the subsequent events through July 14, 2011 that occurred after the balance sheet date but before the financial statements were available to be issued, for potential recognition and disclosure.

Amendment of Articles of Incorporation was filed on April 21, 2011, creating two classes of Common Stock.

The Company issued 3,500,000 shares of Class A Common Stock, to a related party at par, which equals the fair value of these shares at the time of issuance, against management services of Kishore Mamillapalli and 3,000,000 shares, at par, which equals the fair value of these shares at the time of issuance,  to Douglas Haustein (COO of the Company), against his management services toward the Company .The services were measured at par value of shares issued, as these shares were issued before the establishment of fair value in the market.

The sole director approved the issuance of 3,500,000 shares of Class B Common Stock to Mr. Kishore Mamillapalli (sole shareholder) on April 21, 2011 at par, which equals the fair value of these shares at the time of issuance. Further, on April 27, 2011, 1,500,000 shares of Class B Common Stock was issued to a related party at a price of .002 per share which was determined to be the fair value of the shares at the time of issuance. These shares were issued against management fee of Mr. Mamillapalli and valued at the issuance price of the shares as more clearly determinable.

On April 25, 2011, the Company granted options to purchase an aggregate of not to exceed 10,000,000 shares of Class A Common Stock by Kishore Mamillapalli, President and CEO of the Company, and an aggregate of not to exceed 3,000,000 shares of Class A Common Stock by Douglas K. Haustein, Vice President and CEO of the Company, with an exercise price of $0.001 per share and an expiration date of 10 years, vesting 25% annually from the date of grant. Using the Black-Scholes method to value the options, the Company calculated $2,047 as the value of options and amortized $59 as compensation expense for these options in the financial statements for the three months ended June 30, 2011.

The fair value of the options was based on the Company's Common Stock price (at par) on the date of the grant of the options. The volatility of the Company's common stock was estimated at close to 0; the risk free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the estimated life of the options; and the expected dividend yield was taken as 0% .Because the Company does not have sufficient applicable history of employee stock options activity, the Company uses the simplified method to estimate the life of the options by taking the weighted average sum of the vesting period and the contractual life and then calculating the midpoint, which is the estimated term of the options.

Due to the size and nature of the business of the Company, no appropriate industry sector could be identified to compute the share price and its expected volatility. Therefore, recent stock issuances to unrelated parties close to the grant date of stock options were considered to determine the fair value.

The Company’s shares were issued at par until April 28, 2011, therefore $ 0.001 (par value) per share is considered to measure the cost of employee services.

Mr. Kishore Mamillapalli (sole shareholder and director) approved equity incentive plan.

Mr. Kishore Mamillapalli (sole shareholder and director) approved 9,096,668 shares of Class A Common Stock to be issued to several parties against cash or cash equivalents.

Mr. Kishore Mamillapalli (sole shareholder and director) approved 830,000 shares of Class A to be issued to consultants against services at a price rage of 0.1 to 0.15 per share.. The fair market value is determined considering the sale of common stock of the Co. to the unrelated parties at the time of issuance.

Mr. Kishore Mamillapalli (sole shareholder and director) approved and signed the issuance of a promissory note in the amount of $25,000 in exchange for cash at a rate of 4% per annum payable on November 2, 2012.

Mr. Kishore (sole shareholder and director) approved and signed the issuance of 1 year convertible notes amounting to $12,500 with an interest of 4% per annum.

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$1,161
Accounting fees and expenses	$20,000
Legal fees and expense	$20,000
Miscellaneous	$8,839
Total	$50,000

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated in the State of Nevada in August 2010. In connection with incorporation, we issued 1,000 shares of Common Stock to our founder, Kishore Mamillapalli.

In March of 2011, we issued 18 million shares of Class A Common Stock and 3.5 million shares of Class B Common Stock to Kishore Mamillapalli in exchange for certain technology.

In April of 2011, we issued 1.5 million shares of Class B Common Stock to Mr.  Mamillapalli’s spouse and 15,030,000 shares of Class A Common Stock to approximately 25 private investors. Also in April 2011, we issued 250,000 shares to two law firms for services rendered.

In April of 2011 we granted options  to purchase 10,000,000 shares of Class A Common Stock to Kishore Mamillapalli, our President, and 3,000,000 shares to Douglas K. Haustein , our Vice President and Chief Operating Officer, pursuant to our 2011 Equity Incentive Plan.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NUMBER	DESCRIPTION
3.1*	Articles of Incorporation, as amended
3.2*	By-Laws
5.1	Opinion of Haddan & Zepfel, LLP
10.1*	Employment Agreement with Kishore Mamillapalli, dated July 1, 2011
10.2*	Employment Agreement with Douglas K. Haustein, dated July 1, 2011
10.3	Funding Commitment between Kishore Mamillapalli and the Company, dated October 2, 2011
10.4	2011 Equity Incentive Plan
23.1	Consent of Kabani & Company, Inc.
23.2	Consent of Haddan & Zepfel LLP (included in Exhibit 5.1 hereto)
_________
* Previously filed

ITEM 17.   UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the Securities Act of 1933, this registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on  October 14,  2011

eCampusCash Inc.

By:	/s/Kishore Mamillapalli
Kishore Mamillapalli
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Kishore Mamillapalli	Chief Executive Officer and Director	October 14, 2011
Kishore Mamillapalli	(Principal Executive, Financial and Accounting Officer)

/s/Douglas K. Haustein	Vice President and Chief Operating Officer	October 14, 2011
Douglas K. Haustein